October 17, 2005

C.H. Robinson Worldwide, Inc.

8100 Mitchell Road, Suite 200

Eden Prairie, Minnesota 55344

Chad Lindbloom, vice president and chief financial officer (952) 937-7779

Angie Freeman, investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON WORLDWIDE ANNOUNCES TWO-FOR-ONE STOCK SPLIT

MINNEAPOLIS, October 17, 2005 -- C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (NASDAQ:CHRW), announced today that its shareholders have approved a two-for-one stock split, effective as of the end of business October 14, 2005. At the beginning of the trading session on Monday, October 17th, C.H. Robinson will be trading on a post-split basis under the ticker symbol CHRWD on the NASDAQ Stock Market for the next 20 trading days.

In addition, the shareholders have approved an increased share authorization to 480,000,000 shares. Following the two-for-one stock split, there are approximately 171,000,000 shares outstanding.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 18,000 customers through a network of 178 offices in North America, South America, Europe, and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 35,000 carriers worldwide. C.H. Robinson is one of the largest third-party providers of intermodal services in the United States.

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